Exhibit 8.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Auris Medical AG	Switzerland
Otolanum AG	Switzerland
Zilentin AG	Switzerland
Altamira Medica AG	Switzerland
Auris Medical Inc.	Illinois
Auris Medical Ltd.	Ireland
Auris Medial Pty Ltd	Australia